     Immediate
     Scott  Monette
     314/877-7113



                   RALCORP HOLDINGS, INC. ISSUES $150 MILLION
                    IN SEVEN-YEAR SENIOR FLOATING RATE NOTES


ST. LOUIS, MO, MAY 22, 2003 Ralcorp Holdings, Inc. (NYSE:RAH) today announced completion of a $150 million private placement of Floating Rate Senior Notes due May 22, 2010. The senior notes, placed with five insurance companies, have a seven-year bullet maturity with a floating interest rate of LIBOR plus 85 basis points. U.S. Bank N.A. and SPP Capital Partners, LLC led the transaction as Advisors. Also, Wachovia Securities, Inc. acted as Co-Agent and PNC Capital Markets, Inc. acted as Private Placement Advisor. The proceeds from the debt issuance will be used to reduce current borrowings under the company's existing financing arrangements and for general corporate purposes.

Commenting on the announcement, Ralcorp Corporate Vice President and Treasurer Scott Monette said, "The floating rate private placement offers us a flexible and cost-efficient vehicle for extending the maturity of our debt. We were extremely pleased with the favorable demand for the senior notes and spread over LIBOR."

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts and chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.5 percent interest in Vail Resorts, Inc.
(NYSE:MTN),  the  premier  mountain  resort  operator  in  North  America.